Exhibit 99.1

PRESS RELEASE

Occidental Promotes Richard A. Jackson to Senior Vice President and Chief Operating Officer

HOUSTON — October 2, 2025 — Occidental (NYSE: OXY) announced today that its Board of Directors has promoted Richard A. Jackson to Senior Vice President and Chief Operating Officer, overseeing global oil and gas operations, low-carbon integrated technologies and the midstream and marketing and health, safety and environment functions. He will continue reporting to Vicki Hollub, President and Chief Executive Officer. Jackson was named Senior Vice President and President, U.S. Onshore Resources and Carbon Management, Operations, in 2020.

“Richard is a proven leader who has demonstrated success growing Oxy’s U.S. onshore oil and gas operations and launching Oxy’s low-carbon integrated technologies to support our CO2 and power value proposition. As COO, Richard can turn his focus toward creating additional value for Oxy’s shareholders across our global operations,” said Jack Moore, Chairman of Occidental’s Board of Directors.

“Richard is an innovative leader who is focused on getting the best out of our people and assets to deliver value every day. As we continue to transform our company while strengthening our core competencies, Richard will be able advance our significant low-cost global resource opportunity through continued operational and technology leadership,” said President and CEO Vicki Hollub.

“Oxy has a tremendous resource position and capability as we continue to advance our subsurface characterization and cost efficiencies for near- and long-term value.  I appreciate the opportunity to continue to work with our teams to execute and deliver on these plans while we progress our advanced resource recovery and integrated technology value,” said Richard Jackson.

Previously, Jackson served as President and General Manager of the Permian Delaware Basin and EOR, as well as Vice President of Investor Relations and Vice President of Drilling Americas. He has also led Oxy Low Carbon Ventures from its inception, advancing leading-edge technologies, including key areas of emissions measurement, carbon utilization and sequestration, Direct Air Capture and lithium extraction.

Jackson serves on the Oil and Gas Climate Initiative’s Climate Investment Board and the American Petroleum Institute’s Upstream Committee. A graduate of Texas A&M University, he holds a Bachelor of Science in Petroleum Engineering.

About Occidental

Occidental is an international energy company with assets primarily in the United States, the Middle East and North Africa. We are one of the largest oil and gas producers in the U.S., including a leading producer in the Permian and DJ basins, and offshore Gulf of America. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas, and includes our Oxy Low Carbon Ventures subsidiary, which is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. We are dedicated to using our global leadership in carbon management to advance a lower-carbon world. Visit Oxy.com for more information.

Contacts

Media	Investors
Eric Moses 713-497-2017 eric_moses@oxy.com	R. Jordan Tanner 713-552-8811 investors@oxy.com